UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 11, 2015

(Date of Earliest Event Reported)

Guidance Software, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33197	95-4661210
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1055 East Colorado Blvd, Pasadena, California 91106-2375		91101
(Address of Principal Executive Offices)		(Zip Code)

(626) 229-9191

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 5.02	Election of Directors

(d) Election of Directors

On March 11, 2015, the Board of Directors of Guidance Software, Inc. (“the Company”) appointed Max Carnecchia to serve as a Director of the Company until the next meeting of the shareholders of the Company. Mr. Carnecchia is the Chief Executive Officer of BIOVIA, Dassault Systémes. Mr. Carnecchia previously served as President and CEO of Accelrys and a member of its Board of Directors since 2009. Prior to Accelrys, Mr. Carnecchia served as President of Interwoven, and previously served as Vice President of Alliances and Senior Vice President of Worldwide Sales after joining Interwoven in 2001. Formerly, Mr. Carnecchia held management positions at Xoriant, Smart DB Corporation, Intel and Group 1 Software. He currently serves on the Board of Directors of Agilysys, Inc. (NASDAQ: AGYS) and ALDA (Analytical Life Science & Diagnostics Association). Mr. Carnecchia holds a Bachelor of Engineering in Electrical Engineering from The Stevens Institute of Technology.

The Company and Mr. Carnecchia entered into an agreement dated March 11, 2015, effective upon and subject to his appointment, providing for an annual retainer of $45,000 for his role as director. Pursuant to the Company’s Second Amended and Restated 2004 Equity Incentive Plan, Mr. Carnecchia shall receive restricted stock grants of: 1) 7,532 shares of restricted stock awards which shall vest equally on each of the two anniversaries of the grant date; and 2) 2,510 shares of restricted stock awards which shall vest in full on the date of the Company’s 2015 annual meeting of stockholders. In addition, the Company’s bylaws provide that on the date of the annual meeting of stockholders, each independent director who has been re-elected to office by the stockholders shall receive a number of restricted stock awards equal to the amount obtained by dividing (i) $80,000 by (ii) the fair market value of a share of Common Stock on the date of such annual meeting.

A Press Release announcing the appointment of Mr. Carnecchia as director as described above is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits

99.1	Press Release, dated March 13, 2015, issued by Guidance Software, Inc.

99.2	Form of Indemnification Agreement entered into with Directors of Guidance Software, Inc.

99.3	Form of Offer Letter made to nominated Directors of Guidance Software, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Guidance Software, Inc.

Date: March 13, 2015	By:	/s/ Mark E. Harrington
	Name:	Mark E. Harrington
	Title:	General Counsel and Corporate Secretary